UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2017

PLx Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36351	46-4995704
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8285 El Rio Street, Ste. 130
Houston, Texas 77054	77054
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (713) 842-1249

Dipexium Pharmaceuticals, Inc.

14 Wall Street, Suite 3D

New York, NY 10005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 19, 2017, PLx Pharma Inc., formerly known as Dipexium Pharmaceuticals, Inc., a Delaware corporation (the “Company”) completed its business combination (the “Closing”) with PLx Pharma Inc., a Delaware corporation (“PLx”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of December 22, 2016 (the “Merger Agreement”), among PLx, the Company and Dipexium Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“AcquireCo”). Pursuant to the Merger Agreement, AcquireCo merged with and into PLx, with PLx surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). Also on April 19, 2017, the Company effected a 1-for-8 reverse stock split of its common stock (the “Reverse Stock Split”), discussed in Item 3.03 and Item 5.07 below, and changed its name to “PLx Pharma Inc.” The Company’s common stock, which is listed on The NASDAQ Capital Market, traded through the close of business on April 19, 2017 under the symbol “DPRX,” and continues trading on The NASDAQ Capital Market, on a post-split basis, under the symbol “PLXP” beginning on April 20, 2017.

As a result of the consummation of the Merger, and after giving effect to the Reverse Stock Split, each outstanding share of common stock of PLx was converted into the right to receive 0.7875625 shares of the Company’s common stock (the “Equity Exchange Ratio”). Additionally, as a result of the Merger, each outstanding option to purchase shares of PLx common stock, whether or not vested, that remained unexercised immediately prior to the consummation of the Merger was converted into an option to purchase shares of the Company’s common stock. All rights with respect to each PLx option were assumed by the Company in accordance with their terms.

The number of shares of Company common stock subject to each outstanding PLx option assumed by the Company was determined by multiplying the number of shares of PLx common stock that were subject to such option by the Equity Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Company common stock. The per share exercise price for the shares of Company common stock issuable upon exercise of each PLx option assumed by the Company was determined by dividing the per share exercise price of PLx common stock subject to such option by the Equity Exchange Ratio and rounding the resulting price up to the nearest whole cent (and then subsequently adjusted to reflect the Reverse Stock Split).

Immediately after the Merger, there were 6,037,824 shares of the Company’s common stock outstanding. Immediately after the Merger, the former PLx stockholders beneficially owned 76.75% of the Company. In addition, certain former PLx stockholders now holding approximately 49% of the Company’s outstanding common stock are party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of PLx capital stock and stock options, including, as applicable, shares of Company common stock received in the Merger and issuable upon exercise of certain options, until 120 days after the Closing. Further, certain stockholders of the Company who held shares of the Company prior to the merger and who, in the aggregate, own approximately 9% of the outstanding shares of the Company’s common stock, are parties to lock-up agreements, whereby such stockholders agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Company capital stock and stock options until 120 days after the Closing.

The issuance of the shares of the Company’s common stock to the former stockholders of PLx in the Merger was registered with the U.S. Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-4 (Reg. No. 333-215684) (the “Registration Statement/Proxy”).

On April 19, 2017, the Company issued a press release announcing the consummation of the Merger and related transactions. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed December 22, 2016.

Item 3.03	Material Modification of Rights of Security Holders.

At the annual meeting of the Company’s stockholders, held on April 18, 2017 (the “Stockholder Meeting”), the Company’s stockholders approved an amendment to the Company’s certificate of incorporation, as amended, to increase the number of authorized shares of common stock from 30,000,000 to 100,000,000 and effect the Reverse Stock Split (the “Split Amendment”). Additionally, the Company’s stockholders voted to approve an amendment to the Company’s certificate of incorporation, as amended, to change the name of the Company to “PLx Pharma Inc.” (the “Name Change Amendment”). Immediately prior to the Closing, the Company filed the Split Amendment with the Secretary of State of the State of Delaware and, immediately after the Closing, the Company filed the Name Change Amendment with the Secretary of State of the State of Delaware.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Company common stock immediately prior to the Reverse Stock Split was reduced to a smaller number of shares, such that every eight shares of Company common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Company common stock. Immediately following the Reverse Stock Split and the Merger, there were 6,037,824 shares of Company common stock outstanding.

No fractional shares were issued in connection with the Merger. Any PLx stockholder that was otherwise entitled to receive a fraction of a share received a cash payment equal to such fraction to which such stockholder would otherwise be entitled multiplied by the average of the closing price of Company common stock as quoted on The NASDAQ Capital Market for the ten consecutive trading days ending with the trading day immediately preceding the signing of the Merger Agreement.

No fractional shares were issued in connection with the Reverse Stock Split. Any Company stockholder that was otherwise entitled to receive a fraction of a share received a cash payment equal to such fraction to which such stockholder would otherwise have been entitled to multiplied by the closing price of Company common stock on The NASDAQ Capital Market on April 18, 2017.

The foregoing description of the Split Amendment and the Name Change Amendment is not complete and is subject to and qualified in its entirety by reference to the Split Amendment and the Name Change Amendment, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and incorporated by reference herein.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On April 19, 2017, after completion of the Merger, the Audit Committee of the Company’s board of directors dismissed CohnReznick LLP (“CohnReznick”) as the Company’s independent registered public accounting firm and appointed GBH CPAs, PC (“GBH”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017, both with immediate effect.

CohnRezick’s report on the Company’s financial statements for each of the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period, there were no: (i) disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to the satisfaction of CohnReznick, would have caused CohnReznick to make reference to the matter in their report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period, neither the Company nor anyone acting on its behalf consulted GBH regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided the disclosure in this Item to CohnReznick, and, as required by Item 304(a)(3) of Regulation S-K, is filing as Exhibit 16.1 hereto the letter received from CohnReznick in response.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 regarding the Merger and the information set forth in Item 5.02 regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

At the Stockholder Meeting, the Company’s stockholders voted to elect Robert J. DeLuccia, David P. Luci, Jack H. Dean, Michael Duffy, Thomas Harrison, William J. McSherry, Jr. and Barry Kagan as directors. On April 19, 2017, each of Robert J. DeLuccia, William J. McSherry, Jr., Jack H. Dean, Barry Kagan, Thomas Harrison and Michael Duffy resigned from the Company’s board of directors and committees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

The Merger Agreement provides that the Company’s board of directors at, or immediately after the Closing, will be fixed at seven members, consisting of six members designated by PLx, who are Michael J. Valentino, Natasha Giordano, Gary S. Balkema, Robert Casale, Kirk Calhoun and John W. Hadden, II, and one member designated by the Company, who is David P. Luci. In accordance with the Merger Agreement, at the Closing on April 19, 2017 the board of directors was reconstituted, with Michael J. Valentino, Natasha Giordano, Gary S. Balkema, Robert Casale, Kirk Calhoun, John W. Hadden, II and David P. Luci appointed as directors. In addition, each of Kirk Calhoun, Gary S. Balkema, Robert Casale and John W. Hadden, II were appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

There are no family relationships among any of the Company’s directors and executive officers.

Executive Officers

On April 19, 2017, each of Robert J. DeLuccia, David P. Luci and Robert G. Shawah resigned from their respective executive officer positions, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. In accordance with the Merger Agreement, at the effective time of the Merger, on April 19, 2017 the Company’s board of directors appointed Natasha Giordano as President and Chief Executive Officer, David E. Jorden as Acting Chief Financial Officer, Gary Mossman as Chief Operating Officer and Michael J. Valentino as Executive Chairman.

There are no family relationships among any of the Company’s directors and executive officers.

Natasha Giordano

Ms. Giordano was appointed PLx’s President and Chief Executive Officer and a director of PLx effective January 1, 2016, per the terms of her employment agreement. Previously, Ms. Giordano served as the Interim Chief Executive Officer of ClearPoint Learning, Inc., a position she held from May 2015 through November 2015. She also served on the ClearPoint board of directors from December 2009 through November 2015. Previously, Ms. Giordano served as the Chief Executive Officer of Healthcare Corporation of America from January 2014 through August 2014. From June 2009 to August 2012, Ms. Giordano served as Chief Operating Officer and then as Chief Executive Officer, President and a member of the board of directors of Xanodyne Pharmaceuticals, Inc. a branded specialty pharmaceutical company with development and commercial capabilities focused on pain management. Prior to that, she served as President, Americas, for Cegedim Dendrite (formerly Dendrite International Inc.) from 2007 to 2008 and as Senior Vice President of the Global Customer Business Unit of Cegedim Dendrite from 2004 to 2007. She had been with Cegedim Dendrite since 2000 and served as Group President for Global Business Unit for major customers, and Vice President of Global Sales. Earlier in her career, she worked nine years with Parke-Davis, then owned by Warner Lambert, in several sales and marketing positions including Strategic Alliance management and Sales Integration. Ms. Giordano holds a Bachelor of Science degree in nursing from Wagner College.

Ms. Giordano entered into an employment agreement with PLx, effective as of January 1, 2016 (and assigned to the Company immediately following the Merger), providing for a base salary of $400,000 for her first two years of employment. Ms. Giordano is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus, and is also eligible to participate in any employee benefit plans that may be available to PLx’s employees, subject to the terms of those plans. Ms. Giordano’s employment agreement provides for an initial stock option award equal to 216,580 shares of common stock, with 25% of such shares vesting immediately upon commencement of employment, with an additional 25% of such shares vesting on each of the first, second and third anniversaries of such date, generally subject to Ms. Giordano’s continued employment with PLx. The options have an exercise price per share of $12.44, with a term of ten years from the date of grant.

The foregoing description of Ms. Giordano’s employment agreement is not complete and is subject to and qualified in its entirety by reference to her employment agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

David E. Jorden

Mr. Jorden has served PLx as Acting Chief Financial Officer since June 2015, and served as a director of PLx from 2005 to February 2016. He is also CEO and director of Nanospectra Biosciences, Inc, a private company engaged in the development and commercialization of a nanoparticle based therapy for the precise thermal ablation of solid tumors and is Chief Executive Officer, Chief Financial Officer and a member of the board of directors of Nuo Therapeutics, Inc., a leading commercial developer of regenerative therapies. Mr. Jorden has served as an executive member of Nuo Therapeutics’ board of directors since September 2008, including as Executive Chairman from February 2012 until his appointment as Acting Chief Financial Officer in June 2015. From 2003 to 2008, he was with Morgan Stanley’s Private Wealth Management group where he was responsible for equity portfolio management for high net worth individuals. Prior to Morgan Stanley, Mr. Jorden served as CFO for Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications. Mr. Jorden was previously a principal with Fayez Sarofim & Co. Mr. Jorden has a MBA from Northwestern University’s Kellogg School and a B.B.A. from University of Texas at Austin. He holds both Certified Financial Analyst and Certified Public Accountant (non-practicing) designations.

Mr. Jorden entered into an employment agreement with PLx, effective as of April 1, 2016 (and assigned to the Company immediately following the Merger), providing for a base salary of $150,000 per year, subject to annual review by the board of directors. Mr. Jorden’s employment agreement also provides that upon completion by PLx of an equity financing of $10 million or more, Mr. Jorden may receive a one-time bonus of up to $125,000. Mr. Jorden is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus. Mr. Jorden is also eligible to participate in any employee benefit plans that may be available to PLx’s employees, subject to the terms of those plans. Mr. Jorden’s employment agreement provides for an initial stock option award equal to 33,753 shares of common stock, all of which vested as of July 22, 2016. The options have an exercise price per share of $12.44, with a term of ten years from the date of grant.

The foregoing description of Mr. Jorden’s employment agreement is not complete and is subject to and qualified in its entirety by reference to his employment agreement, which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Gary Mossman

Mr. Mossman served as PLx’s Chief Operating Officer since April 2009, and previously served as a director of PLx from 2009 to February 2016. His senior executive experience includes more than 40 years of P&L responsibility in both public and private multinational companies engaged in the development, manufacture and sale of both small and large molecule products for the pharmaceutical and specialty chemical industries. Mr. Mossman’s expertise in business development, strategic alliances, operations and commercialization were key contributors to the successful growth of these firms. Prior to joining PLx he retired as President and CEO of Dixie Chemical Company, a private top tier global supplier of 70 specialty chemicals, intermediates and APIs. Prior to Dixie Chemical his next most recent assignment was Executive Vice President and COO of Cambrex and CEO of Cambrex Human Health with global responsibility for business units with diverse product portfolios. These included over 100 generic APIs, development services for biopharmaceuticals, high potency, taste masking, high energy reactions and drug delivery and contract manufacturing provided from 12 manufacturing facilities.

Mr. Mossman entered into an employment agreement with PLx, effective as of April 1, 2016 (and assigned to the Company immediately following the Merger), providing for a base salary of $160,000 per year, subject to annual review by the board of directors. Mr. Mossman’s employment agreement also provides that upon completion by PLx of an equity financing of $10 million or more, Mr. Mossman may receive a one-time bonus of up to $100,000. Mr. Mossman is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus. Mr. Mossman is also eligible to participate in any employee benefit plans that may be available to PLx’s employees, subject to the terms of those plans. Mr. Mossman’s employment agreement also provides for a grant of an initial stock option award equal to 69,755 shares of common stock, 51,754 of which vested as of July 22, 2016, with an additional 18,001 shares vesting on the second anniversary (July 22, 2017) of the initial grant date, generally subject to Mr. Mossman’s continued employment or consulting relationship with PLx. The options have an exercise price per share of $12.44, with a term of ten years from the date of grant.

The foregoing description of Mr. Mossman’s employment agreement is not complete and is subject to and qualified in its entirety by reference to his employment agreement, which is attached as Exhibit 10.3 hereto and incorporated herein by reference.

Michael J. Valentino

Mr. Valentino has served as Executive Chairman of the board of directors of PLx since July 2011 and brings over 30 years of experience in the healthcare industry, including a broad range of critical leadership positions at both major pharmaceutical companies and venture backed start-ups. He previously served as President and Chief Executive Officer of Xanodyne Pharmaceuticals, Inc. from June 2009 to May 2010. From June 2003, Mr. Valentino successfully built start-up Adams Respiratory Therapeutics into a fully integrated specialty pharmaceutical company with more than $490 million in annual revenue and leading OTC brands such as Mucinex® and Delsym®. Under his leadership, Adams completed its initial public offering in July 2005, which was ranked by The Wall Street Journal as the No. 1 Health Care IPO in 2005, and in December 2007, the Company entered into a definitive agreement under which it would be acquired by Reckitt Benckiser, a world leader in household cleaning, health and personal care, for approximately $2.3 billion. Previously, Mr. Valentino was President and Chief Operating Officer at Alpharma, a leading global generic pharmaceutical company. Prior to joining Alpharma, he served as Executive Vice President, Global Head Consumer Pharmaceuticals for Novartis AG. He earlier served as President and Chief Operating Officer of Novartis Consumer Healthcare, North America. Mr. Valentino was also President of Pharmacia & Upjohn’s Consumer Products Division. Throughout his career, Mr. Valentino has been at the forefront of seven major prescription to OTC switches including such well known consumer brands as Benadryl®, Rogaine Extra Strength®, Motrin Jr.®, Nasalcrom®, Lamisil®, Voltaren (EU) and Mucinex®. He has served as Chairman of the Consumer Healthcare Products Association.

Mr. Valentino entered into an employment agreement with PLx, effective as of April 1, 2016 (and assigned to the Company immediately following the Merger), providing for a base salary of $200,000 per year, subject to annual review and adjustment by the board of directors. Mr. Valentino’s employment agreement also provides that upon completion by PLx of an equity financing of $10 million or more, Mr. Valentino may receive a one-time bonus of up to $175,000. Mr. Valentino is also eligible for a potential incentive award bonus of up to 50% (or higher or lower amount if so determined by the board of directors) of his base salary on an annualized basis. Mr. Valentino’s agreement provides for the grant of an initial stock option award equal to 112,509 shares of common stock, 60,005 of which vested as of July 22, 2016, with an additional 26,252 shares becoming exercisable on each of the second and third anniversaries (July 22, 2017 and 2018) of the initial grant date, generally subject to Mr. Valentino’s continued employment or consulting relationship with PLx. The options have an exercise price per share of $12.44, with a term of ten years from the date of grant.

The foregoing description of Mr. Valentino’s employment agreement is not complete and is subject to and qualified in its entirety by reference to his employment agreement, which is attached as Exhibit 10.4 hereto and incorporated herein by reference.

Additionally, the Closing resulted in the acceleration of vesting of stock options to purchase 42,917 shares (on a post-split basis) of the Company’s common stock held by the directors and executive officers of the Company prior to the Merger. PLx’s executive officers also had options to purchase shares of PLx common stock that were converted into options to purchase shares of Company common stock upon Closing.

Indemnification Agreements

The Company entered into indemnification agreements with each of Michael J. Valentino, Natasha Giordano, Gary S. Balkema, Robert Casale, Kirk Calhoun, John W. Hadden, II and David P. Luci, effective as of April 19, 2017. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless the directors to the fullest extent permitted by the Delaware General Corporate Law. The indemnification agreements generally cover expenses that a director incurs or amounts that a director becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director of the Company. The agreements also provide for the advancement of expenses to the directors subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors, including any intentional malfeasance or act where the director did not in good faith believe he was acting in the Company’s best interests, with respect to “short-swing” profit claims under Section 16(b) of the Securities Exchange Act of 1934 and, with certain exceptions, with respect to proceedings that he initiates.

The foregoing description of the indemnification agreements is not complete and is subject to and qualified in its entirety by reference to the form of indemnification agreement, a copy of which is attached as Exhibit 10.5 hereto and is incorporated herein by reference.

Convertible Notes

Certain of PLx’s officers and directors have participated in PLx’s unregistered offerings of convertible bridge notes. Immediately prior to the closing of the Merger, the officers and directors of PLx held an aggregate of $588,300 in principal amount of convertible bridge notes. Please see the sections of the Registration Statement/Proxy entitled, “Principal Stockholders of PLx,” “Principal Stockholders of Combined Organization” and “Merger Agreement” for information regarding PLx’s convertible bridge notes, which such information is incorporated herein by reference.

PLx Plan

On April 19, 2017, pursuant to the Merger Agreement, the Company assumed the PLx 2015 Omnibus Incentive Plan (the “PLx Plan”). Please see the section of the Registration Statement/Proxy entitled, “Matters Being Submitted to a Vote of PLx Stockholders – PLx Proposal No. 2: Amendment to the 2015 Omnibus Incentive Plan to Increase Authorized Common Stock” for information regarding the PLx Plan, which such information is incorporated herein by reference. Such description of the PLx Plan is not complete and is subject to and qualified in its entirety by reference to the PLx Plan, which is incorporated by reference to Annex G to the Registration Statement/Proxy.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Stockholder Meeting, the following items were voted on and the final voting results for each matter submitted, which share amounts do not reflect the Reverse Stock Split, are as follows:

Proposal No. 1. To approve the issuance of shares of Company common stock to PLx stockholders by virtue of the merger, as contemplated by the Merger Agreement.

Votes For	Votes Against	Abstentions
5,872,483	70,677	117,031

Proposal No. 2. To authorize an amendment to the Company’s certificate of incorporation, as amended, to (a) increase the number of authorized shares of common stock from 30,000,000 to 100,000,000, as described in the Registration Statement/Proxy, the approval of which is necessary to enable the Company to issue the required number of shares of Company common stock to PLx stockholders in connection with the merger, and (b) change the name of the Company to “PLx Pharma Inc.” subject to the consummation of the Merger.

Votes For	Votes Against	Abstentions
5,826,255	117,348	116,588

Proposal No. 3. To approve an amendment to the Company’s certificate of incorporation, as amended, effecting a reverse stock split of Company common stock of 1-for-8.

Votes For	Votes Against	Abstentions
8,014,593	667,203	118,953

Proposal No. 4. To elect Robert J. DeLuccia, David P. Luci, Jack H. Dean, Michael Duffy, Thomas Harrison, William J. McSherry, Jr. and Barry Kagan as directors to serve for a term that expires at the 2018 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation or removal.

Nominee	Votes For	Votes Against	Abstentions
Robert J. DeLuccia	5,814,498	0	245,693
David P. Luci	5,815,698	0	244,493
Jack H. Dean	5,694,650	0	365,541
Michael Duffy	5,815,298	0	244,893
Thomas Harrison	5,816,498	0	243,693
William J. McSherry, Jr.	5,814,348	0	245,843
Barry Kagan	5,814,498	0	245,784

Proposal No. 5. To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to the Company’s named executive officers as disclosed in the Registration Statement/Proxy.

Votes For	Votes Against	Abstentions
5,636,725	285,015	138,451

Proposal No. 6. To ratify the selection of CohnReznick LLP, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending December 31, 2017.

Votes For	Votes Against	Abstentions
8,372,526	240,531	187,692

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

PLx’s audited financial statements as of and for the years ended December 31, 2016 and 2015, together with the report of GBH CPAs, PC, with respect thereto and PLx’s unaudited financial statements for the three months ended March 31, 2017 and 2016, are attached as Exhibits 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

(b) Pro Forma Financial Information

Unaudited pro forma condensed combined balance sheet and statement of operations as of and for the three months ended March 31, 2017 and statement of operations for the year ended December 31, 2016 are attached as Exhibit 99.4 to this Current Report on Form 8-K.

(d) Exhibits

Exhibit. No.	Description

2.1	Agreement and Plan of Merger and Reorganization (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed December 22, 2016)
3.1	Certificate of Amendment (Split Amendment) to the Certificate of Incorporation, as amended, of the Company, dated April 18, 2017
3.2	Certificate of Amendment (Name Change Amendment) to the Certificate of Incorporation, as amended, of the Company, dated April 19, 2017
10.1	Employment Agreement with Natasha Giordano, dated January 1, 2016
10.2	Amended and Restated Employment Agreement with David E. Jorden, dated April 1, 2016
10.3	Amended and Restated Employment Agreement with Gary Mossman, dated April 1, 2016
10.4	Amended and Restated Employment Agreement with Michael J. Valentino, dated April 1, 2016
10.5	Form of Indemnification Agreement
10.6	PLx Pharma 2015 Omnibus Incentive Plan (incorporated by reference to Annex G to the Company’s Registration Statement on Form S-4 filed January 25, 2017)
16.1	Letter from CohnReznick LLP
23.1	Consent of GBH CPAs, PC, relating to PLx’s financial statements as of and for the years ended December 31, 2016 and 2015
99.1	Press Release dated April 19, 2017

99.2	Audited Financial Statements of PLx Pharma Inc. for the years ended December 31, 2016 and 2015
99.3	Unaudited Consolidated Financial Statements of PLx Pharma Inc. for the three months ended March 31, 2017 and March 31, 2016
99.4	Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations of the Company for the three months ended March 31, 2017 and Condensed Combined Statement of Operations for the year ended December 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLx Pharma Inc.

Date: April 19, 2017
/s/ Natasha Giordano
	By:	Natasha Giordano
	Title:	President and Chief Executive Officer